UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 11, 2007 (September 6, 2007)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A.	Election of President

On September 6, 2007, Glimcher Realty Trust (the “Registrant”) announced the election by its Board of Trustees (the “Board”) of Mr. Marshall A. Loeb, 45, to the position of President of the Registrant.  Mr. Loeb succeeds Mr. Michael P. Glimcher, 39, as President and will continue as Chief Operating Officer.  Mr. Loeb joined the Registrant in May 2005 as Executive Vice President and Chief Operating Officer.  Additionally, Mr. Glimcher was appointed by the Board to the position of Chairman of the Board and will continue to serve as Chief Executive Officer.  Mr. Glimcher has served as the Registrant’s President since December 1999 and as Chief Executive Officer since January 2005.  Following the aforementioned appointments, the Board appointed Mr. Herbert Glimcher as Chairman Emeritus.  Mr. H. Glimcher will remain as a Class III Trustee on the Board.  Michael P. Glimcher is the son of Herbert Glimcher.

In connection with and as part of the management changes described above, Michael P. Glimcher’s base salary for 2007 was increased to $575,000 per annum and Marshall A. Loeb’s base salary for 2007 was increased to $425,000 per annum.  Each person received a grant of 1,600 restricted common shares from the Registrant’s Amended and Restated 2004 Incentive Compensation Plan (the “Plan”) and were allocated 3,800 performance shares under the Registrant’s 2007 Long Term Incentive Plan for Senior Executives (the “LTIP”).  The issuance of the performance shares is subject to the Registrant achieving the performance measures described in the LTIP  (filed as Exhibit 4.15 to the Form S-8 filed by the Registrant with the Securities and Exchange Commission (“SEC”) on May 24, 2007).  Any performance shares issued would be from the Plan.  The Board and its Executive Compensation Committee have approved the aforementioned compensation adjustments and equity awards for Messrs. M. Glimcher and Loeb.

Further information required by Item 5.02(c)(2) and (3) of Form 8-K regarding Messrs. M. Glimcher and Loeb’s experience, certain relationships and transactions between each of them or either person’s immediate family members and the Registrant, or any of its trustees or executive officers, or such persons’ immediate family members, was previously reported in the definitive proxy statement for the Registrant’s 2007 Annual Meeting of Shareholders which was filed with the SEC on March 30, 2007, and is hereby incorporated herein by reference and made available at www.glimcher.com within the Investor Relations header and SEC Filings link.  A copy of the Registrant’s press release announcing the management changes described above is attached hereto as Exhibit 99.1.

B.	Election of Class II Trustee

On September 6, 2007, the Board, upon the recommendation of its Nominating and Corporate Governance Committee (the “Committee”), elected Mr. Richard F. Celeste to serve as a Class II Trustee of the Registrant.  The terms for each of the current Class II Trustees of the Registrant expire at the 2008 Annual Meeting of Shareholders.  Mr. Celeste has been appointed to serve on the Committee.  Mr. Celeste’s election fills a pre-existing vacancy on the Board.

The Board and Committee have determined that Mr. Celeste is an independent trustee that meets the independence requirements of the New York Stock Exchange and the rules and regulations promulgated by the SEC.  Mr. Celeste will receive an annual fee equal to the annual fee that other non-employee trustees serving on the Board currently receive, plus a fee for each Board meeting attended as well as meetings of any Board committee(s) of which he is a member.  A copy of the Registrant’s press release announcing Mr. Celeste’s election is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Glimcher Realty Trust, dated September 6, 2007.
99.2	Press Release of Glimcher Realty Trust, dated September 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)
Date: September 11, 2007	/s/ Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary